Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
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www.sealebeers.com


         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
         --------------------------------------------------------


We consent to the use, in the statement on Form 10K of Reshoot Production Company, of our report dated February 12, 2010 on our audit of the financial statements of Reshoot Production Company as of December 31, 2009 and Restated December 31, 2008, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2009 and Restated December 31, 2008 and since inception on October 31, 2007 through
December 31, 2009, and the reference to us under the caption "Experts."


/s/ Seale and Beers, CPAs
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    Seale and Beers, CPAs
    Las Vegas, Nevada
    February 12, 2010


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